UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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RSC HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6929 East Greenway Parkway
Scottsdale, Arizona 85254

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 28, 2009

TO THE STOCKHOLDERS OF RSC HOLDINGS INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of RSC Holdings Inc., a Delaware corporation, will be held on Tuesday, April 28, 2009, at 8:00 A.M. local time, at the Westin Kierland Resort, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, for the following purposes:

1. To elect four Directors named herein to hold office until the 2012 Annual Meeting of Stockholders;

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm, for our year ending December 31, 2009; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on March 6, 2009 as the record date for the determination of stockholders entitled to notice of and to vote on the items listed above at this Annual Meeting of Stockholders and at any adjournment or postponement thereof.

By Order of the Board of Directors

Kevin J. Groman
Senior Vice President, General Counsel
and Corporate Secretary

March 23, 2009

YOUR VOTE IS IMPORTANT.  PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD FOR VOTING BY INTERNET OR BY TELEPHONE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON; OR, IF YOU PREFER, KINDLY MARK, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE (WHICH IS POSTAGE PREPAID, IF MAILED IN THE UNITED STATES). EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES OF RECORD ARE HELD BY A BROKER, BANK, OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Tuesday, April 28, 2009, at 8:00 A.M. local time at the Westin Kierland Resort,
6902 East Greenway Parkway, Scottsdale, Arizona 85254.

The proxy statement and annual report to stockholders are available at www.RSCrental.com.

6929 East Greenway Parkway
Scottsdale, Arizona 85254

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
April 28, 2009

ARTICLE I. PROXY MATERIALS AND ANNUAL MEETING

Unless the context otherwise requires, in this Proxy Statement, (i) “RSC Holdings” means RSC Holdings Inc., (ii) “RSC” means RSC Equipment Rental, Inc., our primary operating company and an indirect wholly owned subsidiary of RSC Holdings, (iii) “we,” “us,” “our,” and “the Company” mean RSC Holdings and its consolidated subsidiaries, including RSC, (iv) “our common stock” means the common stock of RSC Holdings and (v) “recapitalization” means the transaction consummated on November 29, 2006, in the form of a Recapitalization Agreement by and among Atlas Copco AB (“ACAB”), Atlas Copco Finance S.à.r.l. (“ACF”), investment funds associated with Ripplewood Holdings L.L.C. (“Ripplewood”) and Oak Hill Capital Management, LLC (“Oak Hill” and together with Ripplewood, the “Sponsors”) and RSC Holdings, pursuant to which the Sponsors acquired approximately 85% of RSC Holdings’ common stock. In May 2007, we completed an initial public offering (“IPO”) of our common stock, which consisted of 20,833,333 shares, 12,500,000 were new shares offered by us and 8,333,333 were shares offered by the Sponsors and ACF.

QUESTIONS AND ANSWERS
ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	Q:	General — Why am I receiving these materials?
	A:	On or about March 23, 2009, we sent the Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card, and our 2008 Annual Report to you, and to all stockholders of record as of the close of business on March 6, 2009, because the Board of Directors of RSC Holdings is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders.
2.	Q:	Date, Time, and Place — When and where is the Annual Meeting of Stockholders?
	A:	The Annual Meeting of Stockholders will be held on Tuesday, April 28, 2009, at 8:00 A.M. local time, at the Westin Kierland Resort, 6902 East Greenway Parkway, Scottsdale, Arizona 85254.
3.	Q:	Purpose — What is the purpose of the Annual Meeting?
	A:	At the Annual Meeting, stockholders will act upon the matters outlined in this Proxy Statement and in the Notice of Annual Meeting of Stockholders on the cover page of this Proxy Statement. Senior management of RSC Holdings will also present information about our performance during 2008 and will answer questions, if applicable, from stockholders.
4.	Q:	Attending the Annual Meeting — How can I attend the Annual Meeting?
	A:	You will be admitted to the Annual Meeting if you were a RSC Holdings stockholder or joint holder as of the close of business on March 6, 2009, or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the

Annual Meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 6, 2009, a copy of the voting instruction card provided by your broker, trustee, or nominee, or other similar evidence of ownership. If a stockholder is an entity and not a natural person, a maximum of two representatives per such stockholder will be admitted to the Annual Meeting. Such representatives must comply with the procedures outlined herein and must also present evidence of authority to represent such entity. If a stockholder is a natural person and not an entity, such stockholder and his/her immediate family members will be admitted to the Annual Meeting, provided they comply with the above procedures. In order to be admitted to the Annual Meeting, all attendees must provide photo identification and comply with the other procedures outlined herein upon request.
5.	Q:	Voting — Who can vote and how do I vote?
	A:	The Board of Directors of RSC Holdings has established the record date for the Annual Meeting of Stockholders as March 6, 2009. Only holders of our common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have four options for submitting their votes:
• via the Internet;
• by phone, using the toll-free number provided on the Proxy Card;
• by mail, using the enclosed Proxy Card and postage-paid envelope, if mailed in the United States; or
• in person at the Annual Meeting, with a Proxy Card or other legal proxy.
If you have Internet access, we encourage you to record your vote on the Internet at www.proxyvote.com, as it is convenient for you and it saves us postage and processing costs. In addition, when you vote via the Internet or by phone prior to the date of our Annual Meeting, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see your Proxy Card or, if applicable, the e-mail you received for electronic delivery of this Proxy Statement. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone, or mail, will be superseded by the vote that you cast at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the Annual Meeting, you must obtain from the broker, bank, or other nominee a legal proxy issued in your name.
6.	Q:	Quorum and Voting Procedures — What constitutes a quorum; What are the voting procedures?
	A:	The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting of Stockholders is necessary to constitute a quorum. On March 6, 2009, RSC Holdings had 103,412,561 shares of common stock outstanding. Thus, the presence of the holders of common stock representing at least 51,706,281 votes will be required to establish a quorum. Abstentions and “broker non- votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non- vote occurs when a nominee, such as a broker, holding shares in “street name” for a beneficial owner, does not vote on a particular proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner. Each share of common stock is entitled to one vote and stockholders do not have the right to cumulate their votes for the election of Directors.
Directors are elected by the affirmative vote of a plurality of the shares of common stock entitled to vote at the Annual Meeting, present in person or by proxy. The four nominees receiving the highest number of affirmative votes will be elected. You may vote for or withhold your vote. Our By-Laws provide that the affirmative vote of the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting, present in person or by proxy, is required for all other proposals. With respect to the ratification of our independent registered public accounting firm, you may vote for or against, or abstain from voting. If you abstain from voting for the ratification of the appointment of our independent registered public accounting firm, your abstention will have the same effect as a vote against the proposal because abstentions are treated as present and entitled to vote for purposes of determining the number of shares entitled to vote on the proposal in question, but do not contribute to the affirmative votes required to ratify the proposal.
If you are a stockholder of shares held in street name, and you would like to instruct your broker how to vote your shares, you should follow the directions provided by your broker. Please note that because New York Stock Exchange, or NYSE, rules currently view uncontested director elections and ratification of independent registered public accounting firms as routine matters, your broker is permitted to vote on the proposals presented in this Proxy Statement if it does not receive instructions from you.
7.	Q:	Revocation of Proxy — May I change my vote after I return my proxy?
	A:	Yes. You may revoke your proxy before it is voted at the Annual Meeting of Stockholders by delivering a signed revocation letter to the Corporate Secretary of RSC Holdings, or by submitting a new proxy, dated later than your first proxy, in one of the ways described in question 5 above. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If you are attending in person and have previously mailed your Proxy Card, you may revoke your proxy and vote in person at the meeting. If you are a stockholder of shares held in street name by your broker and you have directed your broker to vote your shares, you should instruct your broker to change your vote.
8.	Q:	Voting Results — Where can I find the voting results of the Annual Meeting?
	A:	We intend to announce preliminary voting results at the Annual Meeting and on the “About Us — Investors — Annual Meeting” portion of our website located at www.RSCrental.com. We will report final results in our Quarterly Report on Form 10-Q for the second quarter of 2009.
9.	Q:	Multiple Sets of Proxy Materials — What should I do if I receive more than one set of voting materials?
	A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple Proxy Cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Proxy Card. Please vote each Proxy Card and voting instruction card that you receive.
10.	Q:	Electronic Distribution — How can I receive my proxy materials electronically?
	A:	If you received your Annual Meeting materials by United States mail, we encourage you to conserve natural resources, and significantly reduce printing and mailing costs by signing up to receive your RSC Holdings stockholder communications electronically. With electronic delivery, you will be notified via e-mail of the availability of the Annual Report and Proxy Statement on the Internet, and you can easily vote online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To enroll for electronic delivery, visit www.RSCrental.com and click on the link “About Us — Investors — Annual Meeting — Reduce Paper”.
11.	Q:	Record Holders and Beneficial Owners — What is the difference between holding shares as a Record Holder versus a Beneficial Owner?
	A:	Most RSC Holdings stockholders hold their shares through a broker, bank, or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially:
Record Holders — If your shares are registered directly in your name with our Transfer Agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record or Record Holder. As the stockholder of record, you have the right to grant your voting proxy directly to RSC Holdings or to vote in person at the Annual Meeting of Stockholders. We have enclosed or sent a Proxy Card for you to use.
Beneficial Owner — If your shares are held in a brokerage account or by another nominee, you are considered the Beneficial Owner of shares held in “street name,” and these proxy materials are being forwarded to you automatically, along with a voting instruction card from your broker, bank, or nominee. As a Beneficial Owner, you have the right to direct your broker, bank, or nominee how to vote and are also invited to attend the Annual Meeting. Since a Beneficial Owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, bank, or nominee has enclosed or provided voting instructions for you to use in directing how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non- discretionary” items. Discretionary items are proposals considered routine under the rules of the NYSE on which your broker may vote shares held in street name in the absence of your voting instructions. On non- discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.
12.	Q:	Householding — What is householding?
	A:	The Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Proxy Statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders and cost savings for RSC Holdings. Beneficial Owners can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.
Stockholders who participate in householding will continue to receive separate Proxy Cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (800) 542-1061. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a Beneficial Owner. Record Holders may also direct their written requests to RSC Holdings Inc., 6929 East Greenway Parkway, Scottsdale, Arizona 85254, Attention: Corporate Secretary, or by phone at (480) 905-3300.
13.	Q:	Solicitation — Who will pay the costs of soliciting these proxies?
	A:	We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing, and mailing of this Proxy Statement, the Proxy Card, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding shares of common stock beneficially owned by others to forward to Beneficial Owners. We may reimburse persons representing Beneficial Owners of common stock for their reasonable costs of forwarding solicitation materials to such Beneficial Owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone, or personal solicitation by our Directors, officers, or other employees. No additional compensation will be paid to our Directors, officers, or other regular employees for such services.
14.	Q:	Additional Matters at the Annual Meeting — What happens if additional matters are presented at the Annual Meeting?
	A:	Other than the proposals described in this Proxy Statement, we are not aware of any other properly submitted business to be acted upon at the Annual Meeting of Stockholders. If you grant a proxy, the persons named as proxy holders, Erik Olsson, our President and Chief Executive Officer, and Kevin J. Groman, our Senior Vice President, General Counsel and Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees are not available as a candidate for Director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.
15.	Q:	Stockholder Proposals — What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders, or to nominate individuals to serve as Directors?
	A:	Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the deadline for submitting a stockholder proposal for inclusion in our Proxy Statement and Proxy Card for our 2010 Annual Meeting of Stockholders is November 17, 2009. Under our By-Laws, stockholders who wish to bring matters or propose Director nominees at our 2010 Annual Meeting of Stockholders must provide specified information to us between December 29, 2009, and January 28, 2010. Stockholders are also advised to review our By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and Director nominations. Our By-Laws may be found on the “About Us — Investors — Corporate Governance” portion of our website located at www.RSCrental.com. Proposals by stockholders must be mailed to our Corporate Secretary at our principal executive office at 6929 East Greenway Parkway, Scottsdale, Arizona 85254.
16.	Q:	Nomination of Directors — How do I submit a proposed Director nominee to the Board of Directors for consideration?
	A:	You may propose Director nominees for consideration by the Board of Directors. Any such recommendation should include the nominee’s name and qualifications for Board of Director membership and should be directed to our Corporate Secretary at the address of our principal executive office set forth herein. Such recommendation should disclose all relationships that could give rise to a lack of independence and also contain a statement signed by the nominee acknowledging that he or she will owe a fiduciary obligation to RSC Holdings and our stockholders. The section titled “Corporate Governance and the Board of Directors” herein provides additional information on the nomination process. In addition, please review our By-Laws in connection with nominating a Director for election at future Annual Meetings.
17.	Q:	Additional Information — Where can I find additional information regarding RSC Holdings?
	A:	Our Annual Report to stockholders contains our Annual Report on Form 10-K for 2008, which is filed with the U.S. Securities and Exchange Commission, or the SEC, and may be obtained via a link posted on the “About Us — Investors — SEC Filings” portion of our website located at www.RSCrental.com.

ARTICLE II. BOARD OF DIRECTORS

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation, By-Laws, and Stockholders Agreement provide that our Board of Directors be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of Directors, with each class having a three-year term. Vacancies on our Board of Directors may be filled by persons elected by a majority of the remaining Directors, as further directed in the Stockholders Agreement. For a description of the Stockholders Agreement to which the Sponsors are a party, see “Certain Relationships and Related Party Transactions.” A Director elected by our Board of Directors to fill a vacancy, including a vacancy created by an increase in size of our Board of Directors, will serve for the remainder of the full term of the class of Directors in which the vacancy occurred and until that Director’s successor is elected and qualified. The Board of Directors is presently composed of twelve members, eleven of whom are non-employees. In addition, our Board of Directors has determined three of our twelve Directors to be independent under the applicable rules and regulations governing “independence.” There are currently no vacancies.

There are four Directors in the class whose terms of office expire in 2009. Mr. Douglas Kaden, Mr. Erik Olsson, Mr. James H. Ozanne, and Mr. Scott Spielvogel are nominees for re-election. If elected at the Annual Meeting of Stockholders, each of the nominees would serve until the 2012 Annual Meeting of Stockholders and until their successors are elected and qualified, or until the earlier of their death, resignation, or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting of Stockholders. Unless a Proxy Card contains instructions to vote differently, signed, returned proxies will be voted FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a Director, such proxies may be voted for the election of a substitute nominee designated by our Board of Directors. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each nominee for Director for election for a three-year term expiring at the 2012 Annual Meeting of Stockholders:

Douglas Kaden, age 37, has served as a Director of RSC Holdings and RSC since November 2006. He is a Partner of Oak Hill Capital Management, LLC and has been with the firm since 1997. Mr. Kaden is responsible for investments in the business and financial services industry group. Prior to joining Oak Hill Capital Management, LLC, he worked at James D. Wolfensohn, Inc., a mergers and acquisitions advisory firm. Mr. Kaden serves as a director of Vertex Data Science, Ltd. and Ability Reinsurance Holdings, Ltd.

Erik Olsson, age 46, has served as President and Chief Executive Officer of RSC Holdings and RSC since August 2006. Mr. Olsson joined us in 2001 as Chief Financial Officer and in 2005 became our Chief Operating Officer. From 1988 to 2001, Mr. Olsson held various senior financial management positions at Atlas Copco Group in Sweden, Brazil, and the United States, most recently serving as Chief Financial Officer for Milwaukee Electric Tool Corporation in Milwaukee, Wisconsin, an Atlas Copco Group owned company at that time.

James H. Ozanne, age 65, has served as a Director of RSC Holdings and RSC since May 2007. Mr. Ozanne currently serves as a director of Financial Security Assurance Holdings Ltd. and Distributed Energy Systems Corp. Mr. Ozanne is a Principal of Greenrange Partners, having been with the firm since 1996. Mr. Ozanne was Vice Chairman and Director of Fairbanks Capital Corp. from 2001 through 2005 and Director of Acquisitor Holdings from 2000 to 2005. Mr. Ozanne was also Chairman of Source One Mortgage Corporation from 1997 to 1999. Previously, Mr. Ozanne was Chairman and Director of Nations Financial Holdings Corporation, President and Chief Executive Officer of US WEST Capital Corporation, and Executive Vice President of General Electric Capital Corporation.

Scott Spielvogel, age 35, has served as a Director of RSC Holdings and RSC since November 2006. Mr. Spielvogel is a Managing Director of Ripplewood Holdings L.L.C., having been with the firm since 2005. From 1998 to 2005, Mr. Spielvogel was a Principal at Windward Capital Partners, a private equity firm focused on leveraged buyouts of middle market companies in a wide variety of industries. From 1995 to 1998, Mr. Spielvogel was an associate at boutique investment banking firm The Argosy Group LP and its successor, CIBC Oppenheimer. Mr. Spielvogel currently serves as a director of AEG Power Solutions and Interstate Bakeries Corporation, each of which is a privately-held portfolio company of Ripplewood Holdings L.L.C.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES

Continuing Directors

The eight Directors whose terms will continue after the Annual Meeting and will expire at the 2010 Annual Meeting or the 2011 Annual Meeting are listed below.

Set forth below is biographical information for each Director whose three-year term will expire at the 2010 Annual Meeting of Stockholders:

Timothy Collins, age 52, has served as a Director of RSC Holdings and RSC since November 2006. Mr. Collins founded Ripplewood Holdings L.L.C. in 1995 and has been Chief Executive Officer and Senior Managing Director since its inception. Prior to founding Ripplewood Holdings L.L.C., he managed the New York office of Onex Corporation, a Toronto-based investment company, from 1990 to 1995. Prior to Onex, Mr. Collins was a Vice President at Lazard Frères & Company from 1984 to 1990. Previously, he worked from 1981 to 1984, with the management consulting firm of Booz, Allen & Hamilton, specializing in strategic and operational issues of major industrial and financial firms. Mr. Collins currently serves as a director of Commercial International Bank and RHJ International, each of which is publicly traded. He also serves as a director of The Readers Digest Association, Inc., a privately-held portfolio company of Ripplewood Holdings L.L.C., and Weather Investments S.p.A.

Edward Dardani, age 47, has served as a Director of RSC Holdings and RSC since November 2006. He is a Partner of Oak Hill Capital Management, LLC and has been with the firm since 2002. Mr. Dardani is responsible for investments in the business and financial services industry group. Prior to joining Oak Hill Capital Management, LLC in 2002, he worked in private equity at DB Capital Partners from 1999 to 2002, as a management consultant at McKinsey & Company, and in the high-yield and emerging-growth companies groups at Merrill Lynch. Mr. Dardani serves as a director of American Skiing Company, Southern Air Holdings, Inc., ExlService Holdings, Inc., and Jacobson Companies, Inc.

Denis J. Nayden, age 55, has served as a Director and Chairman of the Board of RSC Holdings and RSC since November 2006. He has been a Managing Partner of Oak Hill Capital Management, LLC since 2003. Mr. Nayden co-heads the Oak Hill industry groups focused on investments in basic industries and business and financial services. Prior to joining Oak Hill Capital Management, LLC in 2003, Mr. Nayden was Chairman and Chief Executive Officer of GE Capital from 2000 to 2002, and had a 27-year tenure at General Electric Co., during which time he also served as Chief Operating Officer, Executive Vice President, Senior Vice President, and General Manager in the Structured Finance Group, Vice President and General Manager in the Corporate Finance Group, and Marketing Administrator for Air/Rail Financing as well as in various other positions of increasing responsibility. Mr. Nayden serves as a director of Duane Reade, Inc., FR Acquisition Corporation US, Inc., FR Acquisition Corporation (Europe) Ltd., Accretive Healthcare, Genpact Global Holdings, Jacobson Companies, Inc., and Primus International, Inc.

Donald Wagner, age 45, has served as a Director of RSC Holdings and RSC since November 2006. Mr. Wagner is a Senior Managing Director of Ripplewood Holdings L.L.C., having been with the firm since 2000. Mr. Wagner is responsible for investments in several areas and heads the industry group focused on investments in basic industries. Previously, Mr. Wagner was a Managing Director of Lazard Frères & Co. LLC and had a 15 year career at that firm and its affiliates in New York and London. He was the firm’s chief credit and capital markets expert in its merger advisory and corporate finance activities and specialized in corporate finance assignments involving leveraged companies. Mr. Wagner was also a member of all of the firm’s Underwriting Committees and sat on the Investment Committees of Lazard Capital Partners and Lazard Technology Partners. Mr. Wagner currently serves as a director of Aircell LLC and AEG Power Solutions, each of which is a portfolio company of Ripplewood Holdings L.L.C.

Set forth below is biographical information for each Director whose three-year term will expire at the 2011 Annual Meeting of Stockholders:

Pierre E. Leroy, age 60, has served as a Director of RSC Holdings and RSC since May 2008. Mr. Leroy most recently served as President of the Worldwide Construction & Forestry Division and the Worldwide Parts Division for Deere & Company, retiring after 29 years of service, including 20 years as an officer of the company. While at Deere, he held positions as Treasurer, Chief Financial Officer, and President of the John Deere Power Systems Division. Mr. Leroy currently serves as a director of Capital One Financial Corporation, Fortune Brands, and ACCO Brands.

Christopher Minnetian, age 40, has served as a Director of RSC Holdings and RSC since November 2006. Mr. Minnetian is a Managing Director and General Counsel of Ripplewood Holdings L.L.C., having been with the firm since 2001. Previously, Mr. Minnetian was an attorney with the law firm of Piper Rudnick L.L.P. where he was a member of the firm’s Corporate & Securities practice group. Prior to such time, Mr. Minnetian was an Associate with the law firm of Reed Smith LLP. Mr. Minnetian currently serves as a director of Delavau LLC, AEG Power Solutions, AirCell LLC, and Interstate Bakeries Corporation, all privately-held portfolio companies of Ripplewood Holdings L.L.C.

John R. Monsky, age 50, has served as a Director of RSC Holdings and RSC since February 2007. Mr. Monsky is a Partner and General Counsel of Oak Hill Capital Management, LLC. He also provides legal advice to Oak Hill Advisors, LP, on a consulting basis. He has served with such firms, and their related entities, since 1993. Previously, Mr. Monsky served as a mergers and acquisitions attorney at Paul, Weiss, Rifkind, Wharton & Garrison LLP, an assistant counsel to a Senate committee on the Iran-Contra affair and a law clerk to the Hon. Thomas P. Griesa of the Southern District of New York. Mr. Monsky serves as a director of Genpact Investment Co. (Bermuda), Ltd.

Donald C. Roof, age 57, has been a Director of RSC Holdings and RSC since August 2007. Mr. Roof most recently served as Executive Vice President and Chief Financial Officer of Joy Global Inc. from 2001 to 2007. Prior to joining Joy, Mr. Roof served as President and Chief Executive Officer of Heafner Tire Group, Inc. from 1999 to 2001 and as Chief Financial Officer from 1997 to 1999. Mr. Roof currently serves as a director of Accuride Corporation.

ARTICLE III. CORPORATE GOVERNANCE

Board Governance

Our Board of Directors has adopted written corporate governance guidelines, which may be found on the “About Us — Investors — Corporate Governance” portion of our website, www.RSCrental.com, or upon request in writing to RSC Holdings Inc., 6929 East Greenway Parkway, Scottsdale, Arizona 85254, Attention: Corporate Secretary. Those guidelines set forth requirements relating to Director independence, mandatory retirement age, simultaneous service on other boards, and changes in Directors’ principal employment. They establish responsibilities for meeting preparation and participation, the evaluation of our financial performance and strategic planning, and the regular conduct of meetings of non-management Directors outside the presence of management Directors. They also provide for Directors to have direct access to our management and employees, as well as to our outside counsel and independent registered public accounting firm. In addition, as required under NYSE listing standards, our non-management Directors regularly met in executive sessions at which only non-management Directors were present, with Denis Nayden, the Chairman of our Board of Directors, presiding.

Code of Business Conduct and Ethics

Our Board of Directors has adopted written standards of business conduct applicable to our Board of Directors, chief executive and financial officers, our controller, and all our other officers and employees. Copies of our Code of Business Conduct and Ethics are available without charge on the “About Us — Investors — Corporate Governance” portion of our website, www.RSCrental.com, or upon request in writing to RSC Holdings Inc., 6929 East Greenway Parkway, Scottsdale, Arizona 85254, Attention: Corporate Secretary.

Board Independence

Ripplewood, Oak Hill, and ACF collectively own over 50% of our outstanding common stock. Because these stockholders are parties to a voting agreement, they are considered a “group” and we are therefore considered a “controlled company,” within the meaning of NYSE rules. As a result, we rely on exemptions from the requirement to have a majority of independent directors, fully independent compensation and nominating and corporate governance committees, and other requirements prescribed for such committees by the NYSE. For a description of the Stockholders Agreement to which these stockholders are a party, see “Certain Relationships and Related Party Transactions.”

Under our Corporate Governance Guidelines, our Board of Directors periodically reviews the relationships between the non-employee Directors and RSC Holdings as part of the assessment of Director independence. No Director will be deemed independent unless our Board affirmatively determines that the Director has no material relationship with us, directly or as an officer, stockholder or partner of an organization that has a relationship with us. Our Board of Directors has determined that all three members of our Audit Committee, Messrs. Ozanne, Leroy, and Roof, are “independent” as defined in the federal securities laws and NYSE rules. In view of our status as a controlled company under NYSE rules, our Board has not made a determination of independence with respect to any of our Directors not serving on our Audit Committee.

Board Meetings

During 2008, our Board of Directors held five meetings. Our Directors attended at least 75% of the aggregate number of board and committee meetings during the period in which they were members, other than Mr. Collins, who attended two out of the five meetings.

Directors are invited and it is anticipated that they will attend the Annual Meeting of Stockholders, in any manner permitted by Delaware General Corporate Law.

Board Committees

Our Board of Directors has three standing committees: Audit, Compensation, and Executive and Governance. Their composition and roles are discussed below. Our Board has adopted a written charter for each committee and each charter may be found on the “About Us — Investors — Corporate Governance” portion of our website located at www.RSCrental.com. Copies of each charter are available free of charge upon written request by any stockholder to RSC Holdings Inc., 6929 East Greenway Parkway, Scottsdale, Arizona 85254, Attention: Corporate Secretary.

Executive and
	Audit		Compensation	Governance

Denis J. Nayden				✓
Timothy Collins				✓
Edward Dardani			✓	✓
Douglas Kaden
Pierre E. Leroy	✓		✓
Christopher Minnetian
John R. Monsky
Erik Olsson				✓
James H. Ozanne	✓	*
Donald C. Roof	✓
Scott Spielvogel
Donald Wagner			✓	✓

*	Chairman

The Audit Committee

Our Audit Committee consists of Messrs. Ozanne (Chair), Leroy, and Roof, and held seven meetings in 2008. Our Board has designated all three of our independent members of our Audit Committee “audit committee financial experts” and all members have been determined to be “financially literate” under NYSE rules. From January to May 2008, the Audit Committee was comprised of Messrs. Ozanne, Roof, and Wagner. Upon Mr. Leroy’s appointment to the Board of Directors in May 2008, he replaced Mr. Wagner on the Audit Committee.

Pursuant to its charter, our Audit Committee assists our Board in fulfilling its oversight responsibilities by overseeing and monitoring:

•	our accounting, financial, and external reporting policies and practices;

•	the integrity of our financial statements;

•	the independence, qualifications, and performance of our independent registered public accounting firm;

•	the performance of our internal audit function;

•	the management of information services and operational policies and practices that affect our internal control;

•	our compliance with legal and regulatory requirements; and

•	the preparation of our Audit Committee’s report included in our proxy statements.

In discharging its duties, our Audit Committee has the authority to retain independent legal, accounting, and other advisors.

The Compensation Committee

In 2008, our Compensation Committee consisted of Messrs. Dardani and Wagner and held four meetings. Effective January 2009, Mr. Leroy was appointed to our Compensation Committee. Pursuant to its charter, our Compensation Committee:

•	oversees our compensation and benefit policies generally;

•	evaluates the performance of our Chief Executive Officer as it relates to all elements of compensation, as well as the performance of our senior management group;

•	approves and recommends to our Board all compensation plans for members of our senior management group;

•	approves the short-term compensation of our senior management group (subject, in the case of our Chief Executive Officer, to the ratification of our Board) and recommends compensation for members of our Board;

•	approves and authorizes grants to our senior management group under our incentive plans;

•	prepares reports on executive compensation required for inclusion in our proxy statements; and

•	reviews our management succession plan.

The Compensation Committee is permitted to delegate its responsibilities to subcommittees as it deems appropriate. In discharging its duties, our Compensation Committee has the authority to retain independent legal, accounting, and other advisors.

The Executive and Governance Committee

Our Executive and Governance Committee consists of Messrs. Collins, Dardani, Nayden, Olsson, and Wagner and did not have any official meetings in 2008. Pursuant to its charter, our Executive and Governance Committee:

•	may exercise the full powers and prerogatives of our Board and take any action our Board could take, subject to specified limitations;

•	assists our Board in determining the skills and qualities of individuals recommended for membership on our Board;

•	reviews the composition of our Board and its committees;

•	reviews and evaluates Directors for re-nomination and reappointment to committees; and

•	reviews and assesses the adequacy of our Corporate Governance Guidelines and Code of Business Conduct and Ethics.

Nomination Process — Qualifications

The Executive and Governance Committee believes that candidates for Director should have certain minimum qualifications and have the highest personal integrity and ethics. The Executive and Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Executive and Governance Committee retains the right to modify these qualifications from time to time. Candidates for Director are reviewed in the context of the current composition of our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Executive and Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and RSC Holdings, to maintain a balance of knowledge, experience, and capability. In the case of incumbent Directors whose terms of office are set to expire, the Executive and Governance Committee reviews these Directors’ overall service to RSC Holdings during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the Directors’ independence. In the case of new Director candidates, the Executive and Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards and applicable SEC rules and regulations. The Executive and Governance Committee may also use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Executive and Governance Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.

The Executive and Governance Committee will consider Director candidates recommended by stockholders and, to date, other than pursuant to the Stockholders Agreement discussed herein, we have not received a timely Director nominee from a stockholder or stockholders holding more than 5% of our common stock. The Executive and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth herein, based on whether or not the candidate was recommended by a stockholder, except as necessary to fulfill obligations under the Stockholders Agreement described herein. Stockholders who wish to recommend individuals for consideration by the Executive and Governance Committee to be nominees for election to the Board of Directors may do so by delivering a written recommendation to RSC Holdings Inc., 6929 East Greenway Parkway, Scottsdale, Arizona 85254, Attention: Corporate Secretary. All such requests must be received in accordance with the advanced notice procedures described in our By-Laws available on the “About Us — Investors — Corporate Governance” portion of our website located at www.RSCrental.com. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, and a description of the proposed nominee’s qualifications as a Director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a Director if elected.

Stockholders Agreement

RSC Holdings is a party to a Stockholders Agreement with Ripplewood, Oak Hill, and ACF, who currently hold the majority of our outstanding common stock. The Stockholders Agreement gives each Sponsor the right to designate four nominees for election to the Board of Directors. Each stockholder that is a party to the Stockholders Agreement is required to take all necessary action to cause the nominees of the other Sponsors to be elected, which actions include recommending the nominees of the other Sponsors to our Board for inclusion in the slate of nominees recommended by the Board to stockholders for election. Please see “Certain Relationships and Related Party Transactions” for more information on the Stockholders Agreement.

Stockholder Communication

Stockholders and other parties interested in communicating with our Board of Directors, including a particular Director or the non-management Directors as a group, may do so by writing to the Board of Directors, RSC Holdings Inc., 6929 East Greenway Parkway, Scottsdale, Arizona 85254, Attention: Corporate Secretary. Our Corporate Governance Guidelines set forth the process for handling letters received by RSC Holdings and addressed to the Board of Directors. Under that process, the Corporate Secretary of RSC Holdings is responsible for reviewing, summarizing, or sending a copy to the Board, the Chairman of the Board, or Committee Chairman, whichever is applicable, any correspondence that deals with the functions of the Board or committees, ethical issues, or general matters that would be of interest to the Board. Any stockholder correspondence that deals with accounting, internal controls, or auditing matters will be sent immediately to the Chairman of the Board and to the Chair of the Audit Committee. Directors may at any time review a log of all relevant correspondence received by RSC Holdings that is addressed to non-employee members of the Board of Directors and obtain copies of any such correspondence. With respect to other correspondence received by RSC Holdings that is addressed to one or more Directors, the Board has requested that the following items not be distributed to Directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, product and services complaints, product and services inquiries, resumes and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations, and advertisements.

Board Compensation

For 2008, our Directors who were not also employees or appointees of the Sponsors each were eligible to receive a $125,000 annual retainer fee, of which $45,000 is payable in cash and $80,000 is payable in the form of restricted stock units and is subject to the terms and conditions of the RSC Holdings Inc. Amended and Restated Stock Incentive Plan and the applicable Director Restricted Stock Unit Agreement. The number of restricted stock units granted to an independent Director each year is the quotient obtained by dividing (i) $80,000 by (ii) the closing market price of a share of our common stock on the date of grant as reported on the NYSE. For the avoidance of doubt, only whole shares up to $80,000, or the applicable prorated amount, are granted with any nominal cash remaining with us.

The chairman of the Audit Committee was paid an additional annual cash fee of $15,000 and upon the appointment of an independent chairman of the Compensation Committee an additional annual cash fee of $7,500 will be paid. We also reimburse our Directors for reasonable and necessary expenses incurred in the performance of their duties. During 2008, our Directors received the following remuneration:

2008 Director Compensation Table

Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)(1)	($)(2)	($)

Denis J. Nayden	—	—	—
Timothy Collins	—	—	—
Edward Dardani	—	—	—
Douglas Kaden	—	—	—
Pierre E. Leroy	$27,986	$49,753	$77,739
Christopher Minnetian	—	—	—
John R. Monsky	—	—	—
Erik Olsson(3)	—	—	—
James H. Ozanne	$60,000	$79,992	$139,992
Donald C. Roof	$45,000	$79,992	$124,992
Scott Spielvogel	—	—	—
Donald Wagner	—	—	—

(1)	Represents the annual cash retainer payable to all non-employee independent Directors in the amount of $45,000, pro-rated for the period of time such Director served on the Board in 2008. In addition, Mr. Ozanne was paid an additional $15,000 for his service as chairman of the Audit Committee.

(2)	Represents the fair value of restricted stock units based on $80,000, issued to all non-employee independent Directors, pro-rated for the period of time such Director served on the Board in 2008, which is recognized as a compensation expense in our financial statements for 2008. The grant date fair value for each share of restricted stock unit was the closing price of our common stock on the date of grant as reported on the NYSE which, for Messrs. Ozanne and Roof was $12.00, and for Mr. Leroy was $10.65. Restricted stock units vest fully at the end of each fiscal year served, yet may not be converted until six months following the cessation of service as a Director. As of December 31, 2008, Mr. Ozanne held 8,928 restricted stock units, Mr. Roof held 8,404 restricted stock units, and Mr. Leroy held 4,671 restricted stock units.

(3)	Mr. Olsson receives no compensation in connection with his services as a Director, but he is compensated in connection with his responsibilities as Chief Executive Officer and President as fully described herein.

Commencing in 2009, Directors who are not also employees or appointees of the Sponsors each will receive a $175,000 annual retainer fee, of which $60,000 is payable in cash and $115,000 is payable in the form of restricted stock units and is subject to the terms and conditions of the RSC Holdings Inc. Amended and Restated Stock Incentive Plan and the applicable Director Restricted Stock Unit Agreement. The number of restricted stock units granted to an independent Director each year is the quotient obtained by dividing (i) $115,000 by (ii) the closing market price of a share of our common stock on the date of grant as reported on the NYSE. For the avoidance of doubt, only whole shares up to $115,000, or the applicable prorated amount, are granted with any nominal cash remaining with us.

Members of the Audit Committee will be paid an additional annual cash fee of $15,000 and the chairman of the Audit Committee is paid an additional annual cash fee of $25,000, inclusive of the Audit Committee member fee. Independent members of Compensation Committee will be paid an additional annual cash fee of $5,000 and upon the appointment of an independent chairman of the Compensation Committee an additional annual cash fee of $7,500, inclusive of the Compensation Committee member fee, will be paid. We also reimburse our Directors for reasonable and necessary expenses incurred in the performance of their duties.

Compensation Committee Interlocks and Insider Participation

During 2008, Messrs. Dardani and Wagner served on our Compensation Committee. No member of the Compensation Committee is an officer or employee of RSC Holdings. Mr. Dardani is a Partner at Oak Hill and Mr. Wagner is a Senior Managing Director at Ripplewood. For information regarding relationships among RSC Holdings and Ripplewood and Oak Hill and related entities, see “Certain Relationships and Related Party Transactions.”

During 2008, none of our executive officers served as a member of a compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served on our Compensation Committee and none of our executive officers served as a director of another entity, any of whose executive officers served on our Board of Directors or Compensation Committee.

ARTICLE IV. AUDIT COMMITTEE REPORT*

The Audit Committee has reviewed and discussed with management and KPMG LLP, the independent registered public accounting firm, the audited financial statements of RSC Holdings Inc. for the year ended December 31, 2008.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

The Audit Committee has: (i) considered whether non-audit services provided by KPMG LLP are compatible with its independence; (ii) received the written disclosures and the letter from KPMG LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and (iii) discussed with KPMG LLP its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors of RSC Holdings that the audited financial statements be included in RSC Holdings’ Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

James H. Ozanne, Chair
Pierre E. Leroy
Donald C. Roof

      * The material in this report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing, unless specifically incorporated therein.

ARTICLE V. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm Fees

Fees for services performed by KPMG LLP, our independent registered public accounting firm, during 2008 and 2007, were:

	2008	2007

Audit fees(1)	$1,900,000	$1,860,000
Audit-related fees(2)	191,100	0
Tax fees	0	0
All other fees	0	0

Total	$2,091,100	$1,860,000

(1)	Audit fees for 2008 were for services rendered in connection with the audit of the financial statements included in our Annual Report on Form 10-K for 2008 and reviews of the financial statements included in our Quarterly Reports on Form 10-Q. Audit fees for 2007 were for services rendered in connection with the audit of the financial statements included in our Annual Report on Form 10-K for 2007 and Form S-1 for 2006 and reviews of the financial statements included in our Quarterly Reports on Form 10-Q. Audit fees for 2007 also included approximately $0.3 million of fees for non-recurring services related to filings in connection with the Registration Statement on Form S-1 of RSC Holdings, which related to RSC Holdings’ initial public offering, and filings in connection with our Registration Statement on Form S-4, which related to our exchange offer for our outstanding high-yield securities.

(2)	Audit-related fees for 2008 were for services rendered in connection with employee benefit plan audits, a debt covenant compliance review and non-recurring transactional work.

Pre-approval Procedures

The Audit Committee has established procedures for the pre-approval of all audit and permitted non-audit related services provided by our independent registered public accounting firm. The procedures include, in part, that: (i) the Audit Committee, on an annual basis, shall pre-approve the independent registered public accounting firm’s engagement letter/annual service plan; (ii) the Audit Committee Chair has been delegated the authority to pre-approve any permitted non-audit services up to $25,000 per individual proposed service; (iii) the Audit Committee must pre-approve any permitted non-audit services that exceed $25,000 per individual proposed service; and (iv) at each regularly scheduled Audit Committee meeting: (a) the Chairman of the Audit Committee will review any services that were pre-approved since the last Audit Committee meeting; and (b) a review will be conducted of the services performed and fees paid since the last Audit Committee meeting. All fees described above incurred after our IPO in May 2007, were pre-approved by the Audit Committee.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009. Services provided by KPMG LLP in 2008, are described under “Independent Registered Public Accounting Firm Fees.” Additional information regarding the Audit Committee is provided in the Audit Committee Report on page 14.

KPMG LLP has audited our financial statements since 2003. Representatives of KPMG LLP will be present at the Annual Meeting of Stockholders to respond to appropriate questions and to make such statements as they may desire.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our By-Laws or otherwise. However, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate governance practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO

ARTICLE VI. COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the RSC Holdings Inc. Annual Report on Form 10-K for the year ended December 31, 2008, and the 2009 Proxy Statement.

COMPENSATION COMMITTEE

Edward Dardani
Pierre E. Leroy**
Donald Wagner

* The material in this report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing, unless specifically incorporated therein.

** Effective January 1, 2009, Pierre E. Leroy became a member of the Compensation Committee.

ARTICLE VII. EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis is intended to provide information regarding the compensation program of RSC Holdings for our named executive officers as it has been designed by our Compensation Committee. Our named executive officers for 2008 include our Chief Executive Officer, Chief Financial Officer, and next three highest compensated executive officers for the year ended December 31, 2008. It will discuss the structure and philosophy of our compensation program. In addition, it will detail the manner in which it was developed and continues to evolve, including the elements involved in the determination of executive compensation, and the reasons we use those elements in our compensation program.

In November 2006, ACAB sold approximately 85% of RSC Holdings to the Sponsors, resulting in the formation of an entirely new Board of Directors and committee structure. As a result, the then newly formed Compensation Committee, which governs our compensation programs, began evaluating our compensation program and instituted certain core elements of our current compensation program, such as an Annual Incentive Plan and an equity-based long-term incentive plan. In connection with our IPO in May 2007, the Compensation Committee reaffirmed the need to continually evaluate the compensation program to ensure its competitiveness and ability to attract and retain executives with the appropriate skill sets to further enhance stockholder value as a public company. The Compensation Committee retained Mercer Human Resources Consulting, or Mercer, as its independent compensation consultant. Throughout 2008, Mercer worked closely with the Compensation Committee and provided recommendations regarding compensation benchmarking, analysis, design, structure, philosophy, and peer group development, to ensure that we have a compensation program, which is both competitive and aligned with the long-term interests of our stockholders. The Compensation Committee then presented to the Board of Directors in October 2008 the process undertaken and its recommendations, and after additional modifications, the Board of Directors approved the compensation structure for the named executive officers.

Process

Our compensation program is structured by our Compensation Committee. The Compensation Committee continually reviews, refines, and approves all elements of our compensation program for our executive officers. Management and its independent compensation consultant assist the Compensation Committee with the alignment of strategy through benchmarking, plan design, and administration of our compensation program. In addition, our Chief Executive Officer provides the Compensation Committee with his analysis and recommendations on various elements of the compensation program. The Compensation Committee then makes recommendations on our compensation plans and structure to the full Board of Directors for its approval.

Compensation Philosophy

Our compensation philosophy is based on our desire to attract, motivate, and retain highly-talented and qualified executives while rewarding the achievement of strategic goals that are aligned with the long-term interest of stockholders. This philosophy supports the need to attract and retain executive talent with specific skill sets, including industry expertise, leadership, team work, long-term strategic vision, a customer-centric focus, and strong results-based orientation. Our compensation philosophy is aligned with our desire for profitable growth in our business and, as a result a significant portion of management’s compensation should be at risk through performance-based incentive awards and equity-based compensation. This compensation program supports our results-driven culture, instilling in management the economic incentives of ownership and encouraging executives to focus on stockholder return.

Compensation Elements

The four elements of our executive compensation are: (1) annual base salary, (2) annual performance-based incentive, (3) long-term equity incentive compensation, and (4) benefits.

We have designed our programs to measure and reward performance based on short and long-term objectives, including profitable growth, cash flow, and value creation. These elements of compensation, along with overall levels of compensation, are evaluated and may be adjusted every year. In 2008, as part of an overall evaluation process of our compensation program, the Compensation Committee engaged Mercer to assist it in comparing the compensation of our senior executives with: (a) a peer group established by the Compensation Committee with the assistance of Mercer; and (b) the compensation of similarly situated executives from the following surveys: Mercer Human Resource Consulting 2007 Mercer Benchmark Database, Watson/Wyatt 2007/2008 Top Management Compensation Survey, and Clark Consulting 2007 CHiPS Executive and Senior Management Total Compensation Survey. The Compensation Committee also included other considerations, such as business and individual performance, retention, market conditions, and good corporate stewardship in developing our annual compensation program. In 2008, the Compensation Committee engaged Mercer to assist it with establishing an appropriate peer group to provide a benchmark to help evaluate the competiveness of our compensation program. The peer group is made up of the following companies:

Aaron Rents, Inc.
Accuride Corporation
Cintas Corporation
Dollar Thrifty Automotive Group, Inc.
Fastenal Company
GATX Corporation
H&E Equipment Services, Inc.
Iron Mountain Incorporated
Joy Global Inc.
Paychex, Inc.
Rent-A-Center, Inc.
Republic Services, Inc.
The Brink’s Company
The Manitowoc Company
Trinity Industries, Inc.
United Rentals, Inc.

Following are each of the four elements of our compensation program discussed in greater detail:

1.	Annual Base Salary

Base salary is an essential element to attract, motivate, and retain highly talented and qualified executives and to compensate them for services rendered. The base salaries earned by our named executive officers are set forth in the ‘Summary Compensation Table’. Based upon the 2008 Mercer study, the Board adjusted base salaries to market effective January 1, 2009. However, on February 27, 2009, in connection with the downturn in the economy and our focus to significantly reduce costs, the named executive officers agreed to reduce their base salary in 2009, Mr. Olsson by 20% for the full year, and the remaining named executive officers by 10% commencing on March 2,

2009, for the remainder of 2009, see ‘Employment Agreements’ for additional information. The following chart illustrates the culmination of the multi-year analysis by the Compensation Committee as it pertains to base salary, and the recent reduction in base salary by our named executive officers:

	Annualized Effective Base Salary
Name	12/31/2006	12/31/2007	12/31/2008	1/1/2009	3/2/2009

Mr. Olsson	$550,000	$550,000	$550,000	$750,000	$600,000	(1)
Mr. Mathieson	—	—	400,000	400,000	360,000
Mr. Ledlow	260,000	260,000	260,000	375,000	337,500
Mr. Groman	275,000	275,000	275,000	350,000	315,000
Mr. Hobson	167,960	235,000	235,000	300,000	270,000

(1)	Mr. Olsson’s base salary adjustment is retroactive to January 1, 2009. The reduction for all other named executive officers commenced March 2, 2009, for the remainder of 2009.

2.	Annual Performance-Based Incentive

Our annual performance-based incentive also plays an important role in attracting, motivating, and retaining our highly talented and qualified executives. In addition, our annual performance incentive is intended to align individual efforts with our long-term strategic goals, and driving value for our stockholders. To achieve these goals the Board approved our Annual Incentive Plan in 2007, whereby the Compensation Committee carefully selects performance targets and criteria each year, which are aligned with stockholder interests and hold our executives accountable for profitable and responsible growth. In accordance with the SEC’s rules, what we refer to herein as the annual incentive is reported in the “Summary Compensation Table” under the column “Non-Equity Incentive Plan Compensation.”

2008 Fiscal Year

For 2008, the Compensation Committee established the annual performance-based incentive criteria to be an EBITDA target of $856.7 million, a net capital expenditure target of $218.9 million, and individual performance measures. EBITDA was defined as consolidated net income before net interest expense, income taxes, and depreciation and amortization. Net capital expenditures was defined as the purchase of rental equipment and purchase of property and equipment (including property and equipment acquired under capitalized lease obligations), less proceeds from sales of rental equipment and proceeds from sale of property and equipment. The Compensation Committee established a minimum performance EBITDA threshold of $830 million, which had to be achieved before there was any payout under either the net capital expenditures goal or specific performance objectives.

The Compensation Committee established the following weightings and threshold, target, and maximum payout amounts for the performance goals. Payout amounts are based upon the actual eligible base salary of the executive officer for 2008. For each performance goal: Payout = Base Salary x (Weighting x Percentage Achievement).

	Achievement (%)
Performance Goals	Weighting	Threshold	Target	Maximum(1)

EBITDA	50	37.5	75	150/200
Net capital expenditures	35	37.5	75	150/200
Specific performance objectives	15	37.5	75	150/200

(1)	The maximum achievement for our Chief Executive Officer is 200%. The maximum achievement for all other named executive officers is 150%.

The Compensation Committee determined that since the minimum performance EBITDA threshold of $830 million was not met for 2008 the named executive officers were not eligible to receive any annual incentive payment for 2008 under the Annual Incentive Plan. Under our Annual Incentive Plan, the Compensation Committee

of the Board of Directors has the authority, in its discretion, to increase or reduce the actual annual incentive paid to our named executive officers. The Compensation Committee may take into account any factors it considers appropriate, including our overall performance and an individual’s contribution to that performance.

The Compensation Committee did award a standalone discretionary cash award to the named executive officers for their performance in 2008. The Compensation Committee granted the following discretionary cash awards, based on a percentage of the target award for the named executive officer, for their exceptional performance during a tumultuous 2008, including taking on significant additional responsibilities, outperforming the industry, management of capital expenditures, and performance for specific performance objectives.

	2008 Target Amount
Named Executive Officer	(%)	2008 Variable Incentive Payment

Mr. Olsson	50	$206,250
Mr. Mathieson	25	72,981
Mr. Ledlow	50	97,500
Mr. Groman	50	103,125
Mr. Hobson	50	88,125

2009 Fiscal Year

For 2009, the Compensation Committee again established the annual performance based incentive criteria to be EBITDA, net capital expenditures, and individual performance measures related to cost reduction and control. EBITDA is defined as consolidated net income before net interest expense, income taxes, and depreciation and amortization. Net capital expenditures is defined as the purchase of rental equipment and purchase of property and equipment (including property and equipment acquired under capitalized lease obligations), less proceeds from sales of rental equipment and proceeds from sale of property and equipment. However, due to the economic instability and uncertainty foreseen for 2009, our Compensation Committee determined that it is in the best interest of our stockholders to divide the targets for the annual performance based incentive criteria into two separate six month measurement periods. Specific targets for each of the performance goals were set by the Compensation Committee for the first six months of 2009, and will be established for the second six months of 2009 based on best available market and business trend data available at or about the end of the second quarter of 2009. Any incentives earned for the two independent measurement periods will be totaled and paid per usual practice to eligible executives during the first quarter of 2010. The Compensation Committee, in its sole discretion, may modify this two measurement period approach. Further, the Compensation Committee did not establish a minimum EBITDA threshold for 2009.

The performance goals are subject to the following adjustments: (i) any incremental EBITDA impact resulting from acquisitions or extraordinary events during 2009 will be excluded; (ii) any incremental net capital expenditure impact resulting from acquisitions or extraordinary events during 2009 will be excluded; and (iii) specific performance objectives will be determined at the beginning of 2009, and only modified with exceptions, all such discretion of such payout will be at the determination/discretion of the Compensation Committee.

The Compensation Committee established the following weightings and threshold, target, and maximum payout percentages for the performance goals. In connection with the evaluation of the competiveness of our compensation program by the Compensation Committee, certain of the target bonuses were modified from 2008, including Mr. Olsson, which was increased from 75% to 100%, and Mr. Groman, which was reduced from 75% to 50%. Payout amounts are based upon the actual eligible base salary of the executive officer for the year ending December 31, 2009. For each performance goal: Payout = Base Salary x (Weighting x Percentage Achievement).

		Achievement (%)
		Threshold	Target	Maximum
Performance Goals	Weighting	(1)	(2)	(3)

EBITDA	50	37.5/50	50/75/100	150/200
Net capital expenditures	35	37.5/50	50/75/100	150/200
Specific performance objective — SG&A	7.5	37.5/50	50/75/100	150/200
Specific performance objective — Cost of rental	7.5	37.5/50	50/75/100	150/200

(1)	The threshold percentage is 37.5% for our named executive officers, except for Mr. Olsson, whose is 50%.

(2)	The target bonus for Mr. Groman is 50%, for Messrs. Mathieson, Ledlow and Hobson is 75%, and for Mr. Olsson is at 100%.

(3)	The maximum percentage is 150% for our named executive officers, except for Mr. Olsson, whose is 200%.

3.	Long-Term Equity Incentive Compensation

We provide equity-based compensation to create long-term incentive compensation for our named executive officers. Long-term equity incentive compensation helps to incent the successful execution of our immediate and long-term business plan, to attract and retain key leaders, and to align management with stockholder interests. The program operates through the RSC Holdings Inc. Amended and Restated Stock Incentive Plan, or Stock Plan, which allows for the award of stock options, performance-based awards, stock appreciation rights, restricted stock, restricted stock units, deferred shares, and supplemental units.

As stated herein, the Compensation Committee began undertaking a comprehensive review of our compensation program, and as a result, no annual equity awards were granted to our named executive officers in 2008. In January 2008, in connection with Mr. Mathieson’s commencement of employment as our Senior Vice President and Chief Financial Officer, he received an equity award equivalent to $400,000 of equity determined by the Black-Scholes calculation resulting in stock options for 81,067 shares which have a term of ten years and annual vesting of 25% per year, subject to continued employment. In 2007, Mr. Hobson was promoted to SVP, Corporate Operations. However, due to Mr. Hobson’s promotion being prior to the IPO, no options were granted for the promotion at that time. To this end, in February 2008, the Compensation Committee granted Mr. Hobson stock options for 35,000 shares with a 10 year term and annual vesting of 25% per year subject to continued employment.

In 2006, while still a private company, we established an equity investment and incentive program for our named executive officers, excluding Mr. Mathieson, and select other officers. Through this program we sought to instill in our officers a true “ownership” culture, where they viewed themselves as equity stakeholders in our business, with a significant personal financial stake in the long-term increase in stockholder value. The main elements of this program involved: (a) each officer making an investment in our shares of common stock in an amount that was, for him, a material personal investment; and (b) the grant of a significant number of options to purchase our common stock that are subject to vesting over a five-year period with one-third of the options vesting based on continued employment, and two-thirds of the options vesting based generally on RSC Holdings’ performance against pre-established financial targets. All options granted in 2006 have a term of ten years from the date of grant. Each year up to 20% of the performance-based options may vest as follows: 10% of the performance-based options will vest if 80% of the pre-determined performance targets are achieved with prorata vesting up to 20% if 100% of the pre-determined performance targets are achieved. Performance targets may be adjusted if we consummate a significant acquisition, disposition of assets, or other transaction that, in the judgment of the Compensation Committee, would impact our consolidated earnings. If performance targets are not achieved during any fiscal year, options that failed to vest as a result may still vest based on the achievement of the combined performance targets for the fiscal year the target was not achieved together with the following two fiscal years.

Financial performance targets are established annually by the Compensation Committee of the Board of Directors using a formula taking into account EBITDA and our level of debt. Each year up to 20% of the performance-based options may vest. For 2008, the Compensation Committee established the target goal based on our operating plan for the year. The target equity value of $2,982.7 million was determined by the following formula: EBITDA of $856.7 million, multiplied by 6.5, less target debt of $2,585.9 million. For 2008, we achieved, as concluded by the Compensation Committee, an actual equity value of $2,437.4 million, or 81.72% of target which correlates to 10.9% of the eligible named executive officers’ performance based options being vested on February 24, 2009.

All option grants were non-qualified options with a per-share exercise price no less than the fair market value of one share of RSC Holdings stock on the grant date. Under the terms of the Stock Plan, the Board of Directors or Compensation Committee may accelerate the vesting of an option at any time. The following table describes the post-termination and change of control provisions to which options are generally subject; capitalized terms in the table are defined in the Stock Plan.

Event	Consequence

Termination of employment for Cause	All options are cancelled immediately.
Termination of employment without Cause (except as a result of death or Disability)	All unvested options are cancelled immediately. All vested options generally remain exercisable through the earliest of the expiration of their term or 90 days following termination of employment (180 days if the termination is due to a retirement that occurs after normal retirement age).
Termination of employment as a result of death or Disability	Unvested time-vesting options become vested, and vested options generally remain exercisable through the earliest of the expiration of their term or 180 days following termination of employment.
Change in Control	In the event of a Change in Control, Section 10.1 of the Stock Plan provides that the vesting of all outstanding options will accelerate in full and such options be cancelled in exchange for a payment unless either (i) the option agreement provides for a different treatment or (ii) options with substantially equivalent terms and intrinsic value are substituted for existing options in place of the cancellation. The current form of option agreement applicable to outstanding options with performance-based vesting contains a provision that modifies the general rule described in the preceding sentence in the event the Change in Control results in the Sponsors receiving only cash for their equity in the Company. In such event, (y) the vesting of the performance-based options will accelerate on a pro rata basis between 50% to 100% accelerated vesting based on the Sponsors achieving specified actual cash return on their investment in the Company depending upon the year in which the Change in Control occurs and (z) unless the Board determines otherwise, any portion of the performance-based options that remain unvested after the application of such vesting acceleration will be cancelled. As the provisions described in the preceding sentence only apply in the event of a Change in Control in which the Sponsors receive only cash for their investment in the Company, in a Change in Control in which the Sponsors receive some non-cash consideration for their investment in us, the general provisions of Section 10.1 of the Stock Plan will apply.

Generally, employees recognize ordinary income upon exercising options equal to the fair market value of the shares acquired on the date of exercise, minus the exercise price, and we will have a corresponding tax deduction at that time.

4.	Benefits

We provide health and welfare, life and disability insurance, and 401(k) retirement benefits to our named executive officers and all eligible employees. We do not provide pension arrangements or post retirement health coverage for our executives or employees. We also offer a Nonqualified Deferred Compensation Plan that allows our named executive officers and certain other employees to contribute on a pre-tax basis a portion of their base and variable compensation. We do not provide any matching contributions to the Nonqualified Deferred Compensation Plan.

We believe perquisites for executive officers should be extremely limited in scope and value, yet beneficial in a cost-effective manner to help us attract and retain our senior executives. Accordingly, we provide our Chief Executive Officer and our other named executive officers with an annual limited financial planning allowance of $5,000 and $2,500, respectively, via taxable reimbursements for financial planning services, including financial advice, estate planning, and tax preparation, which are focused on assisting officers in achieving the highest value from their compensation package. In addition, our named executive officers also receive an automobile allowance of up to $14,400 annually. Lastly, we do not provide dwellings for personal use other than for temporary job relocation housing.

Impact of Tax and Accounting Considerations on Compensation Design

We consider and factor into the design of our compensation programs the tax and accounting aspects of these programs. Principal among the tax considerations will be the potential impact of Section 162(m) of the Internal Revenue Code, which generally disallows an income tax deduction for public companies for compensation in excess of $1 million paid in any year to the Chief Executive Officer and to the three next most highly compensated executive officers (excluding the Chief Financial Officer), unless the amount in excess of $1 million is payable based solely upon the attainment of objective performance criteria. To date we have been operating under a transition exemption from such Section 162(m). In the future, our general approach will be to structure the annual incentive bonuses and stock options payable to our executive officers in a manner that preserves the income tax deductibility of that compensation.

Other tax considerations are factored into the design of our compensation programs, including compliance with the requirements of Section 409A of the Internal Revenue Code, which can impose additional taxes on participants in certain arrangements involving deferred compensation, and Sections 280G and 4999 of the Internal Revenue Code, which affect the deductibility of, and impose certain additional excise taxes on, respectively, certain payments that are made upon or in connection with a change of control.

Accounting considerations are also factored into the design of the compensation programs made available to our executive officers. Principal among these is SFAS No. 123(R), which addresses the accounting treatment of certain share-based compensation.

Summary Compensation Table

The following table shows for the years ended December 31, 2006, 2007, and 2008 compensation awarded to, paid to, or earned by, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for the year ended December 31, 2008.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
		Salary	Bonus		Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)		(3)($)	(4)($)	(5)($)	($)		($)

Erik Olsson	2008	$550,000	$206,250	(1)	$646,929	$—	$—	$22,374	(6)	$1,425,553
President and Chief	2007	550,000	—		909,329	319,275	—	23,031	(7)	1,801,635
Executive Officer	2006	445,499	1,650,000	(2)	67,268	222,750	—	256,407	(8)	2,641,924
David Mathieson	2008	398,904	372,981	(1)	99,340	—	—	82,912	(6)	954,137
Senior Vice	2007	—	—		—	—	—	—		—
President and Chief Financial Officer	2006	—	—		—	—	—	—		—
David Ledlow	2008	260,000	97,500	(1)	288,905	—	(449,899)	19,897	(6)	216,403
Senior Vice	2007	260,000	—		406,088	150,930	351,309	18,769	(7)	1,187,096
President, Operations	2006	238,830	195,000	(2)	30,041	119,415	—	17,649	(8)	600,935
Kevin J. Groman	2008	275,000	103,125	(1)	211,426	—	—	19,443	(6)	608,994
Senior Vice	2007	275,000	—		299,432	159,637	—	19,310	(7)	753,379
President, General Counsel and Corporate Secretary	2006	5,288	230,000	(9)	9,845	—	—	554	(8)	245,687
Phillip H. Hobson	2008	234,910	88,125	(1)	103,943	—	—	22,464	(6)	449,442
Senior Vice	2007	224,686	—		98,448	130,430	—	21,338	(7)	474,902
President, Corporate Operations	2006	164,730	28,514	(2)	7,283	81,620	—	10,962	(8)	293,109

(1)	Consists of a discretionary bonus paid to the named executive officers in 2009, based on performance in the period referenced but not made pursuant to our Annual Incentive Plan. In addition, Mr. Mathieson received a $300,000 signing bonus in January 2008, in connection with the commencement of his employment.

(2)	Consists of amounts paid to the named executive officers in 2006 pursuant to the retention benefit agreements in connection with the recapitalization.

(3)	Valuation based on the dollar amount of option grants recognized for financial statement reporting purposes pursuant to SFAS No. 123(R), excluding an estimate of forfeitures, as described in Note 18 of the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on February 25, 2009.

(4)	Consists of amounts earned in the period referenced, based on the targets reached pursuant to our Annual Incentive Plan for our executive officers.

(5)	Represents total aggregate earnings under our Deferred Compensation Savings Plan, which are based upon investment results of participant selected phantom investment alternatives that track the actual performance of various market investments. The phantom investment alternatives available under our Deferred Compensation Savings Plan all track the performance of actual market investments, and are similar to the investment alternatives offered under our 401(k) plan.

(6)	Consists of: car allowance for Messrs. Olsson ($13,292), Mathieson ($14,400), Groman ($14,400) and Hobson ($14,400); use of a company car for Mr. Olsson ($1,188) and Mr. Ledlow ($11,535); group term life for Messrs. Olsson ($990), Mathieson ($1,343), Ledlow ($612), Groman ($392) and Hobson ($289); matching 401(k) contributions for Messrs. Olsson ($6,904), Mathieson ($5,904), Ledlow ($7,750), Groman ($2,125) and Hobson ($7,750); and financial planning reimbursement for Messrs. Mathieson ($2,168) and Groman ($2,500).

In addition, in connection with Mr. Mathieson’s acceptance of employment with us, we paid approximately $59,098 in connection with certain relocation expenses.

(7)	Consists of: car allowance for Messrs. Groman ($14,400) and Hobson ($13,846); use of a company car for Messrs. Olsson ($14,250) and Ledlow ($10,910); expatriate tax preparation/filing reimbursement for Mr. Olsson ($1,050); group term life for Messrs. Olsson ($981), Ledlow ($609), Groman ($347) and Hobson ($242); gift cards for Messrs. Ledlow ($500), Groman ($500) and Hobson ($500); matching 401(k) contributions for Messrs. Olsson ($6,750), Ledlow ($6,750), Groman ($1,563) and Hobson ($6,750); and financial planning reimbursement for Mr. Groman ($2,500).

(8)	Consists of: car allowance for Messrs. Groman ($554) and Hobson ($10,754); use of a company car for Messrs. Olsson ($8,312) and Ledlow ($10,528); matching 401(k) contributions for Messrs. Olsson, Ledlow, and Hobson of $6,600; and group term life insurance for each of these executives. In addition, in connection Mr. Olsson’s acceptance of employment with us and his relocation, he received a partial year housing allowance equal to approximately $32,705, pension plan payments equal to approximately $126,700, a relocation tax-gross up equal to approximately $75,676 and certain other relocation and expatriate benefits consistent with the ACAB policy for expatriate employees. These benefits were discontinued in April 2006.

(9)	Mr. Groman received a $230,000 signing bonus in December 2006, in connection with the commencement of his employment.

Grants of Plan-Based Awards

The following table summarizes the awards made to the named executive officers under any plan in 2008.

Grants of Plan-Based Awards

					All Other			Grant Date
		Estimated Future Payouts Under			Option Awards:			Fair Value of
		Non-Equity Incentive Plan Awards(1)			Number of		Exercise of Base	Stock and
		Threshold	Target	Maximum	Shares of Stock or		Price of Option	Options	Approval
Name	Grant Date	($)	($)	($)	Units (#)		Awards ($/SH)	Awards	Date

Erik Olsson		$206,250	$412,500	$1,100,000
David Mathieson		150,000	300,000	600,000
	1/2/2008	—	—	—	81,067	(2)	$12.00	$399,539	11/27/2007
David Ledlow		97,500	195,000	390,000
Kevin J. Groman		103,125	206,250	412,500
Phillip H. Hobson		88,125	176,250	352,500
	2/19/2008	—	—	—	35,000	(3)	10.28	148,642	2/19/2008

(1)	Represents possible annual incentive plan payments for 2008. Bonuses are awarded as a percentage of the executives’ base salary and payment is based on actual base salary for the time period in which the bonus was earned. No amounts were earned in 2008.

(2)	In January 2008, in connection with Mr. Mathieson’s commencement of employment as our Senior Vice President and Chief Financial Officer, he received an equity award equivalent to approximately $400,000 of equity determined by the Black-Scholes calculation resulting in stock options for 81,067 shares which have a term of ten years and annual vesting of 25% per year, subject to continued employment.

(3)	In 2007, Mr. Hobson was promoted to SVP, Corporate Operations. However, due to Mr. Hobson’s promotion being prior to the initial public offering, no options were granted for the promotion at that time. To this end, in February 2008, the Compensation Committee granted Mr. Hobson stock options for 35,000 shares with a term of ten years and annual vesting of 25% per year, subject to continued employment.

Employment Agreements

We have entered into employment agreements with each of our named executive officers. Under the agreements, our named executive officers are entitled to base salary and variable compensation. The executives also participate in RSC Holdings’ employee benefit and equity programs, and receive an annual car allowance (or in certain circumstances, use of the company car), and an annual tax and financial planning service allowance as more fully described in this Compensation Discussion and Analysis. The employment agreements with the named executive officers will continue in effect until terminated by either party, and provide that if the employment of the executive is terminated without Cause or for Good Reason (as defined in the agreement), the executive will receive continued payment of base salary, a pro-rata bonus, and certain benefits for a three year period for the Chief Executive Officer and two years for the named executive officers. Please see “Potential Payments Upon Termination or Change in Control” for more specifics. The employment agreements also bind each named executive officer to confidentiality requirements and post-termination non-competition and non-solicitation provisions.

In February 2009, Erik Olsson and our named executive officers entered into amendments to their respective employment agreements. Under such amendments, Mr. Olsson, as President and Chief Executive Officer, agreed to lower his base salary for 2009 by 20%, retroactive to January 1, 2009, and the remaining named executive officers each agreed to lower their base salary by 10% for the remainder of 2009, effective March 2, 2009. The reduction does not affect certain ancillary benefits, such as severance pay, which if and to the extent any becomes applicable prior to January 1, 2010, would continue to reference the applicable base salary prior to the respective amendments. Effective January 1, 2010, the base salaries of Mr. Olsson and the other named executive officers will return to their pre-reduction levels.

Outstanding Equity Awards at December 31, 2008

The following table summarizes the number of securities underlying the option awards for each named executive officer as of December 31, 2008.

Outstanding Equity Awards at December 31, 2008

	Option Awards
			Equity
			Incentive
			Plan Awards:
	Number of		Number
	Securities	Number of	of Securities
	Underlying	Securities	Underlying
	Unexercised	Underlying	Unexercised
	Options	Unexercised	Unearned	Option	Option
	(#)	Options (#)	Options	Exercise	Expiration
Name	Exercisable	Unexercisable	(#)	Price ($)	Date

Erik Olsson	125,838	188,758		$6.52	12/4/2016	(1)
	120,805		508,388	6.52	12/4/2016	(2)
David Mathieson	—	81,067		12.00	1/2/2018	(3)
David Ledlow	56,196	84,297		6.52	12/4/2016	(1)
	53,949		227,036	6.52	12/4/2016	(2)
Kevin J. Groman	40,870	61,306		6.52	12/19/2016	(1)
	39,235		165,117	6.52	12/19/2016	(2)
Phillip H. Hobson	13,977	20,967		6.52	12/4/2016	(1)
	13,418		56,469	6.52	12/4/2016	(2)
	—	35,000		10.28	2/19/2018	(3)

(1)	These service-based options vest over five years in equal annual installments on December 4, 2007, 2008, 2009, 2010, and ending 2011 for all named executive officers other than Mr. Groman whose options vest on each December 19, starting with 2007, 2008, 2009, 2010, and ending 2011.

(2)	In 2006, the grant of performance-based options to the Messrs. Olsson, Ledlow, Groman, and Hobson, was 629,193; 280,985; 204,352; and 69,877, respectively. These performance-based options have the potential to vest 20% each year, subject to catch-up vesting if applicable, based on RSC Holdings’ achievement of certain pre-determined performance goals, which vest after the completion of each year when the Audit Committee approves the year end audited financial statements. Based on the achievement of the pre-determined 2007 performance goals, 19.2% of these performance-based options vested in March 2008. In addition to the information set forth in the table above, based on the achievement of the pre-determined 2008 performance goals, 10.9% of the performance-based options vested in February 2009.

(3)	These service-based options will vest over four years in equal annual installments on the anniversary date of the grant which was January 2, 2008, for Mr. Mathieson, and February 19, 2008, for Mr. Hobson.

Option Exercises and Stock Vested

During 2008, none of our named executive officers exercised any stock options or vested in any shares subject to stock awards.

Pension Benefits

We do not sponsor any qualified or nonqualified defined benefit plans.

Nonqualified Deferred Compensation

We have two deferred compensation plans, one for pre-December 31, 2004 contributions, and one that is for post December 31, 2004 contributions which was approved by the Board of Directors on June 24, 2008, which is a 409A compliant plan for post January 1, 2005, contributions, together these plans are referred to as DCSP. The DCSP allows our eligible employees, including our executive officers, with annual base salary of more than $120,000, to defer a portion of their salary, commission and/or bonus compensation on a pre-tax basis. Because the DCSP is not a tax-qualified plan, the amounts deferred are not subject to the limits imposed by a tax-qualified plan.

Under our DCSP, participants may annually elect to defer up to 50% of their salary and commission compensation, and up to 100% of their performance-based compensation, including eligible bonuses. The minimum deferral is 2% of the participant’s base compensation. Elective deferrals of cash compensation are withheld from a participant’s paycheck and credited, as applicable, to a bookkeeping account established in the name of the participant. A participant is always 100% vested in his or her own elective cash deferrals and any earnings thereon. We may also make discretionary contributions to participants’ accounts in the future, although we do not currently plan to do so. Discretionary contributions made by us in the future, if any, will vest according to the same vesting schedule found in our 401(k) plan. Amounts contributed to a participant’s account through elective deferrals, or through our discretionary contributions, are generally not subject to income tax, and we do not receive a deduction, until they are distributed from the accounts.

Under our DCSP, we are obligated to deliver on a future date deferred compensation credited to the participant’s account, as adjusted for earnings and losses. A participant’s account is adjusted for any positive or negative investment results from phantom investment alternatives selected by the participant that are available under the DCSP, which track actual market investments and are similar to the investment alternatives offered under our 401(k) plan. A participant may make changes to selected phantom investments on a daily basis in accordance with rules established by the DCSP committee. Contributions made pursuant to the DCSP are our unfunded, unsecured general obligations subject to the claims of our creditors. We do not provide matching contributions to the deferrals an employee makes pursuant to the DCSP.

Amounts in a participant’s account will be payable in cash commencing upon the specified distribution date selected by the participant at the time of deferral. However, if a participant’s service with us terminates prior to the selected distribution date or dates, payments will commence as soon as practicable following termination of service. Payments will generally be distributed in the form of a lump sum payment. However, distributions may be made in up to 10 annual installments in the event of the participant’s termination of service due to the participant’s disability, death or termination on or after attaining age 65, or upon attaining any combination of age plus years of service with us that equal 65, depending upon, if applicable, the form of distribution elected by a participant at the time of deferral. Any payments made to our specified employees that commence upon a termination of service will be delayed six months in accordance with the requirements of Section 409A of the Internal Revenue Code. In addition, in the event a participant suffers one or more specified unforeseeable emergencies, the DCSP committee may, in its sole discretion, accelerate the payment of the participant’s account. Payments scheduled to be made under the DCSP may be otherwise delayed or accelerated only upon the occurrence of certain specified events that comply with the requirements of Section 409A of the Internal Revenue Code.

The following table summarizes contributions, earnings, withdrawals and balances, if any, with respect to the DCSP attributable to our named executive officers for 2008.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name(s)	($)	($)	($)	($)	($)

Erik Olsson	$—	$—	$—	$—	$—
David Mathieson	—	—	—	—	—
David Ledlow	19	—	(449,899)	—	968,407
Kevin J. Groman	—	—	—	—	—
Phillip H. Hobson	—	—	—	—	—

Potential Payments upon Termination or Change in Control

Each of the named executive officers is entitled to receive severance if they are terminated without Cause or for Good Reason. Under the terms of each of the employment agreements “Cause” is defined as: (a) the failure of the executive to implement or adhere to material policies, practices, or directives of RSC Holdings, including the Board of Directors; (b) conduct of a fraudulent or criminal nature; (c) any action of the executive that is outside the scope of his employment duties that results in material financial harm to RSC Holdings; (d) conduct that is in violation of any provision of the Employment Agreement or any other agreement between the company and the executive; or (e) solely for purposes of death or disability. “Good Reason” means any of the following occurrences without the executive’s consent: (a) a material diminution in, or assignment of duties materially inconsistent with the executive’s position (including status, offices, titles, and reporting relationships); (b) a reduction in base salary that is not a part of an across the board reduction; (c) a relocation of the executive’s principal place of business to a location that is greater than 50 miles from its current location; or (d) RSC Holdings’ material breach of the executive’s employment agreement.

Under the terms of each of the employment agreements, assuming the employment of our named executive officers were to be terminated without Cause or for Good Reason as of December 31, 2008, each named executive officer would be entitled to the following payments and benefits:

•	for Mr. Olsson, continuation of base salary for 36 months and for Messrs. Mathieson, Groman, Hobson, and Ledlow, continuation of base salary for 24 months, which will be paid out in accordance with our regular payroll practices;

•	pro-rata portion of variable compensation for the year of termination;

•	continued payment of the same proportion of medical and dental insurance premiums that was paid for by RSC Holdings prior to termination for the period in which the executive is to receive severance payments or until the executive is eligible to receive coverage from another employer;

•	continued life insurance coverage for the period in which the executive is to receive severance payments;

•	accelerated vesting under our 401(k) plan and/or other retirement/pension plan on the date of separation;

•	outplacement counseling and services; and

•	reasonable association fees related to the executive officer’s former duties during the period in which the executive officer is receiving severance payments.

We are not obligated to make any cash payments to these executives if their employment is terminated by us for Cause or by the executive without Good Reason. No severance benefits are provided for any of the executive officers in the event of death or disability. The severance payments are contingent upon the executive continuing to comply with the confidentiality, non-compete, and non-solicitation covenants. The non-compete and non-solicitation covenants are for a period of 18 months for the Chief Executive Officer and 12 months for the other named executive officers.

The following table details the incremental compensation amounts provided to our named executive officers in the event of termination without Cause or for Good Reason or as a result of a change in control:

						Total
	Base	Variable	Broad-Based	Stock		Potential
Name	Salary	Compensation	Benefits	Award(1)	Outplacement	Value

Erik Olsson	$1,650,000	$412,500	$32,396	$1,394,292	$10,000	$3,499,188
David Mathieson	800,000	300,000	26,531	—	10,000	1,136,531
David Ledlow	520,000	195,000	7,380	622,666	10,000	1,355,046
Kevin J. Groman	550,000	206,250	20,643	452,846	10,000	1,239,739
Phillip H. Hobson	470,000	176,250	21,241	154,872	10,000	832,363

(1)	Upon termination as a result of a change in control the dollar amounts in this column reflect the accelerated vesting of all unvested stock options as of December 31, 2008, multiplied by our December 31, 2008, closing stock price of $8.52, as reported on the NYSE, minus the purchase price of the stock award. In the event of termination without Cause or for Good Reason, the named executive officers would not be entitled to accelerated vesting of unvested stock options, and therefore would receive no compensation under this column.

ARTICLE VIII. STOCK

Security Ownership of Certain Beneficial Owners, Directors, and Officers

The following table sets forth information as of February 27, 2009, with respect to the ownership of the common stock of RSC Holdings by:

•	each person known by us to own beneficially more than 5% of our common stock;

•	each of our Directors;

•	each of the named executive officers in the “Summary Compensation Table” herein; and

•	all of our executive officers and Directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage of outstanding shares, but not for purposes of computing any other person’s ownership percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Subject to the foregoing, the percentage of beneficial ownership is based on 103,412,561 shares of our common stock outstanding as of February 27, 2009.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual and entity listed below is c/o RSC Holdings Inc., 6929 East Greenway Parkway, Scottsdale, Arizona 85254, Attention: Corporate Secretary.

	Shares Beneficially Owned
			Number of
	Number of		Shares
	Shares		Beneficially
	Issuable		Owned
	Pursuant	Number of	(Including
	to Options	Restricted	Shares
	Exercisable	Stock	Shown in
	on or Before	Units	First and
	April 28,	Beneficially	Second	Percent of
Name and Address of Beneficial Owner	2009	Owned(5)	Column)	Total

OHCP II RSC, LLC(1)	—	—	23,910,939	23.12%
OHCMP II RSC, LLC(1)	—	—	2,155,540	2.08%
OHCP II RSC COI, LLC(1)	—	—	8,688,850	8.40%
RSC Acquisition LLC(2)	—	—	19,228,758	18.59%
RSC Acquisition II LLC(2)	—	—	15,526,572	15.01%
ACF(3)	—	—	10,816,575	10.46%
Bank of America(4)	—	—	6,954,178	6.72%
Erik Olsson	314,953	—	476,217		*
David Ledlow	140,651	—	232,608		*
Kevin J. Groman	102,291	—	171,291		*
Phillip H. Hobson	43,732	—	71,319		*
David Mathieson	20,267	—	55,521		*
Donald C. Roof	—	8,404	24,404		*
Pierre E. Leroy		4,671	16,671		*
James H. Ozanne	—	8,928	8,928		*
Denis J. Nayden(6)	—	—	—	—
Timothy Collins(7)	—	—	—	—
Edward Dardani(6)	—	—	—	—
Douglas Kaden(6)	—	—	—	—
Christopher Minnetian(7)	—	—	—	—
John R. Monsky(6)	—	—	—	—
Scott Spielvogel(7)	—	—	—	—
Donald Wagner(7)	—	—	—	—
All Directors and executive officers as a group (17 persons)(8)	621,894	22,003	1,006,956	.97%

*	Less than 1%

(1)	Represents shares held by funds associated with Oak Hill Capital Management, LLC: (i) OHCP II RSC, LLC, whose sole member is Oak Hill Capital Partners II, L.P., whose general partner is OHCP GenPar II, L.P., whose general partner is OHCP MGP II, LLC; (ii) OHCMP II RSC, LLC, whose sole member is Oak Hill Capital Management Partners II, L.P., whose general partner is OHCP GenPar II, L.P., whose general partner is OHCP MGP II, LLC; and (iii) OHCP II RSC COI, LLC, whose managing member is OHCP GenPar II, L.P., whose general partner is OHCP MGP II, L.L.C. J. Taylor Crandall, John Fant, Steve Gruber, Greg Kent, Kevin G. Levy, Denis J. Nayden, Ray Pinson, and Mark A. Wolfson, as managers of OHCP MGP II, LLC, may be deemed to share beneficial ownership of the shares shown as beneficially owned by OHCP II RSC, LLC, OHCMP II RSC, LLC and OHCP II RSC COI, LLC. Such persons disclaim such beneficial ownership.

(2)	Represents shares held by funds associated with Ripplewood Holdings L.L.C.: (i) RSC Acquisition LLC, whose sole member is Ripplewood Partners II, L.P., whose general partner is Ripplewood Partners II GP, L.P., whose general partner is RP II GP, LLC; and (ii) RSC Acquisition II LLC, who is managed by RP II GP, LLC. The sole member of RP II GP, LLC is Collins Family Partners, L.P., who is managed by its general partner, Collins Family Partners Inc. Timothy Collins, as the president and sole shareholder of Collins Family Partners Inc., may be deemed to share beneficial ownership of the shares shown as beneficially owned by RSC Acquisition LLC and RSC Acquisition II LLC. Mr. Collins disclaims such beneficial ownership.

(3)	Based upon a Schedule 13G filed by Atlas Copco Finance S.a.r.l. on February 13, 2009, reporting shared voting power over 10,816,575 of such shares, and shared dispositive power over 10,816,575 of such shares as of December 31, 2008. The address for Atlas Copco Finance S.a.r.l. is 16, Avenue Pasteur, L-2310 Luxembourg.

(4)	Based upon a Schedule 13G filed by Bank of America Corporation on February 13, 2009, in which Bank of America Corporation, and certain affiliates, including NB Holdings Corporation, BAC North America Holding Company, BANA Holding Corporation, Bank of America N.A., Columbia Management Group, LLC, Columbia Management Advisors, LLC, Banc of America Securities Holdings Corporation, Banc of America Securities LLC, Banc of America Investment Advisors, Inc., and U.S. Trust Company of Delaware, reported that they had shared voting power over 6,812,424 of such shares, and shared dispositive power over 6,954,178 of such shares as of December 31, 2008. The address for Bank of America and its affiliates is 100 North Tyron Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

(5)	Restricted stock units vest fully at the end of each fiscal year served, yet may not be converted until six months following the cessation of service as a Director. Messrs. Leroy, Roof, and Ozanne each have an additional 13,872 of restricted stock units that will vest on December 31, 2009.

(6)	Does not include shares of common stock held by OHCP II RSC, LLC, OHCMP II RSC, LLC and OHCP II RSC COI, LLC, funds associated with Oak Hill Capital Management, LLC. Messrs. Nayden, Dardani, Monsky, and Kaden are Directors of RSC Holdings and RSC and executives of Oak Hill Capital Management, LLC. Such persons disclaim beneficial ownership of the shares held by OHCP II RSC, LLC, OHCMP II RSC, LLC and OHCP II RSC COI, LLC.

(7)	Does not include shares of common stock held by RSC Acquisition LLC and RSC Acquisition II LLC, funds associated with Ripplewood Holdings L.L.C. Messrs. Collins, Wagner, Minnetian, and Spielvogel are Directors of RSC Holdings and RSC and executives of Ripplewood Holdings L.L.C. Such persons disclaim beneficial ownership of the shares held by RSC Acquisition LLC and RSC Acquisition II LLC.

(8)	Includes shares held and stock options and restricted stock units which are currently exercisable or which will become exercisable on or before April 28, 2009, for our Directors and executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of reports filed by our Directors, executive officers, and beneficial holders of 10% or more of our common stock, and upon representations from those persons, all reports required to be filed by such persons and entities during 2008 were filed on time.

ARTICLE IX. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Approval Policy

The Audit Committee is responsible for the review, approval, or ratification of “related-person transactions” between us and our related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of RSC Holdings since the beginning of the last fiscal year and their immediate family members. Transactions involving related persons are reviewed by RSC Holdings’ Audit Committee. The internal disclosure committee determines whether a related person could have a significant interest in such a transaction, and any such transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

Pursuant to the Code of Business Conduct and Ethics adopted by our Board of Directors, any member of our Board who believes he or she has an actual or potential conflict of interest with us is obligated to notify the Office of the General Counsel and the Executive and Governance Committee as promptly as practicable. That Director should not participate in any decision by our Board, or any committee of our Board, that in any way relates to the matter that gives rise to the conflict or potential conflict of interest until the issue has been resolved to the satisfaction of the Executive and Governance Committee or the Board. The following is a description of certain relationships and transactions that we have entered into with our related persons.

Stockholders Agreement

In connection with the recapitalization in November 2006, RSC Holdings entered into the Stockholders Agreement with ACF, Ripplewood, and Oak Hill. Upon completion of our IPO, the Stockholders Agreement was amended and restated, among other things, to: (i) reflect an agreement between Ripplewood and Oak Hill to increase the size of our Board to up to 13 Directors; (ii) permit Ripplewood and Oak Hill to designate four Directors each, subject to reduction if their equity ownership in RSC Holdings drops below the thresholds specified in the Stockholders Agreement; (iii) provide for the nomination of an additional three independent Directors; (iv) appoint the Chief Executive Officer to serve as a member of the Board; (v) eliminate ACF’s right to appoint a Director to the Board of Directors; and (vi) remove certain rights of approval, drag-along rights and preemptive rights, and to retain tag-along rights and restrictions on transfers of shares of RSC Holdings, in certain circumstances.

The Stockholders Agreement grants to each of Ripplewood, Oak Hill, and ACF, so long as each such entity holds at least 5% of the total shares of common stock outstanding at such time, the right, subject to certain limitations, to cause RSC Holdings, at its own expense, to use its best efforts to register such securities held by such entity for public resale. The exercise of this right is not limited to a certain number of requests. In the event RSC Holdings registers any of its common stock, each stockholder of RSC Holdings has the right to require RSC Holdings to use its best efforts to include shares of common stock of RSC Holdings held by it, subject to certain limitations, including as determined by the underwriters. The Stockholders Agreement also provides for RSC Holdings to indemnify the stockholders party to that agreement and their affiliates in connection with the registration of RSC Holdings’ securities.

Transaction and Indemnification Agreements

In connection with our IPO, we entered into the Cost Reimbursement Agreement with Ripplewood and Oak Hill, pursuant to which we reimbursed them for expenses incurred in connection with certain advisory and other services. The Cost Reimbursement Agreement does not limit expense amounts subject to reimbursement. In 2008, RSC Holdings reimbursed Ripplewood and Oak Hill for approximately $96,000 of expenses under these agreements.

In connection with the recapitalization, RSC Holdings and RSC also entered into an Indemnification Agreement with Ripplewood, Oak Hill, and ACF, pursuant to which RSC Holdings and RSC will indemnify Ripplewood, Oak Hill, and ACF, and their respective affiliates, directors, officers, partners, members, employees, agents, advisors, representatives, and controlling persons, against certain liabilities arising out of the recapitalization or the performance of the Monitoring Agreement and certain other claims and liabilities. In connection with RSC Holdings’ IPO, RSC Holdings entered into indemnification agreements with each of our Directors and its executive officers. The Indemnification Agreement provides the Directors and executive officers with contractual rights for indemnification and expense advancement rights provided under our By-Laws.

Agreements and Relationships with ACAB

We purchased and rented equipment from affiliates of ACAB of approximately $44.2 million in 2006, $40.2 million in 2007, and $21.9 million in 2008, and certain affiliates of ACAB are participants in the equipment rental industry. The Recapitalization Agreement contains a non-compete provision that expired in November 2008, and, upon its expiration, ACAB and its affiliates are free to compete with us in the rental equipment industry in the United States and Canada. Until May 2008, ACAB and its affiliates were required to sell us any product manufactured for sale or distributed by their portable air and construction tools divisions on certain payment terms, without credit support, at a reasonably competitive market price that does not reflect sales on extended credit terms.

Until November 2008, ACAB and its affiliates were not permitted, with certain exceptions, to hire any employees that were at a level of District Manager or above of RSC or any of its subsidiaries, or knowingly solicit any other employee of RSC or any of its subsidiaries. In addition, until November 2008, we were not permitted directly or indirectly to engage or invest in any business in the United States or Canada in competition with our previously owned Prime Energy division, which was retained by two of ACAB’s affiliates, with respect to the renting of oil-free compressors.

Oak Hill Note Purchase

In connection with our offering of notes to finance the recapitalization, Oak Hill purchased $20.0 million of the notes for its own account.

ARTICLE X. OTHER MATTERS
OTHER BUSINESS

The Board of Directors is not aware of any other matters to be presented at the Annual Meeting of Stockholders. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with their best judgment. If the chairman of the meeting determines that any business was not properly brought before the meeting, the chairman will announce this at the meeting and the business will not be conducted.

ANNUAL REPORT FOR 2008

Our annual report for 2008, which includes our Annual Report on Form 10-K for the year ended December 31, 2008, is being furnished concurrently with this Proxy Statement. These materials do not form part of the material for the solicitation of proxies. A copy of RSC Holdings’ Annual Report to the SEC on Form 10-K for the year ended December 31, 2008, is available without charge on the “About Us — Investors — SEC Filings” portion of our website located at www.RSCrental.com, or upon request in writing to RSC Holdings Inc., 6929 East Greenway Parkway, Scottsdale, Arizona 85254, Attention: Corporate Secretary.

By Order of the Board of Directors

Kevin J. Groman
Senior Vice President, General Counsel and
Corporate Secretary

Scottsdale, Arizona
March 23, 2009

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. RSC HOLDINGS INC. 6929 EAST GREENWAY PARKWAY ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS SCOTTSDALE, AZ 85254 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: RSCHO1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RSC HOLDINGS INC. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the For Withhold For All All All Except The Board of Directors recommends a vote “FOR” all number(s) of the nominee(s) on the line below. nominees listed and Proposal 2. Vote On Directors 1. To elect four Directors to hold office until the 2012 Annual Meeting of Stockholders Nominees: 01) Douglas Kaden 02) Erik Olsson 03) James H. Ozanne 04) Scott Spielvogel Vote On Proposal For Against Abstain 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm, for our fiscal year ending December 31, 2009. The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion. For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. Yes No Please sign your name as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing jointly, all parties must sign. If a signer is a corporation, please sign in full corporate name by a duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. RSCHO2 RSC HOLDINGS INC. 6929 EAST GREENWAY PARKWAY SCOTTSDALE, ARIZONA 85254 ANNUAL MEETING OF STOCKHOLDERS April 28, 2009 The undersigned hereby appoints Erik Olsson and Kevin J. Groman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of RSC Holdings Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 28, 2009, at 8:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Westin Kierland Resort, 6902 East Greenway Parkway, Scottsdale, Arizona 85254. We intend to mail this proxy card on or about March 23, 2009, to all stockholders entitled to vote at the Annual Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS OF RSC HOLDINGS INC., AND FOR PROPOSAL 2. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)